EXHIBIT 1.01 to Form SD

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

Conflict Minerals Report for Calendar Year 2024

Introduction

In this Conflict Minerals Report (“CMR”), “Applied,” “we,” “us,” “our,” and “the company” refer to Applied Industrial Technologies, Inc., an Ohio corporation, and its subsidiaries. This CMR has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 to December 31, 2024. As permitted by SEC rules, this report does not consider business operations acquired by Applied since May 1, 2023.

Applied is a leading industrial distributor and solutions provider in North America, The Republic of Costa Rica, Australia, New Zealand, and Singapore, supplying customers in a wide range of industries with products including bearings, power transmission products, engineered fluid power components and systems, specialty flow control solutions, automation technologies, and other industrial supplies. We serve customers for both MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing) product applications. We provide engineering, design, and systems integration for industrial, electrified, fluid power, flow control, and automation applications, as well as customized mechanical, fabricated rubber, fluid power, and flow control shop services. We also offer maintenance training and inventory management solutions.

For our most recent fiscal year, ended June 30, 2024, our consolidated net sales volume was largely attributable to traditional industrial distribution; we believe that less than 10% of total cost of goods sold was attributable to sales of products manufactured by us or contracted to be manufactured for us. Because manufacturing processes are conducted in subsidiary business operations, primarily in the Engineered Solutions segment, that use varied information systems and operating processes, we are unable to report a precise value of the products we manufactured or contracted to be manufactured for us.

The types of products manufactured by us or contracted by us to be manufactured include electronic products and control systems for condition monitoring, custom-built fluid power, flow control, lubrication and automation systems and assemblies, as well as hydraulic manifolds and custom-machined metal parts.

In general, we assemble products using finished components we purchase from hundreds of suppliers, primarily large manufacturers, for whom we may also serve as an authorized distributor. We rely on these direct suppliers for information about conflict minerals in their products, and they in turn rely on their own suppliers for information.

We identified the direct suppliers of products and components to our business operations that conduct manufacturing. Because we did not have complete information about which of those products and components contained conflict minerals, we did not limit our inquiries to those suppliers that supplied items that we believed contained or may have contained conflict minerals. Because of the number of suppliers and because hundreds of suppliers represented very small purchase volumes, we chose to send conflict minerals inquiries to suppliers that we estimated would represent greater than the top three-

quarters of the dollar volume of 2024 purchases by our manufacturing operations. In this CMR, we refer to these suppliers as “Component Suppliers.”

Following the completion of our conflict minerals review for 2024, we were not able to determine (a) the country of origin of the necessary conflict minerals contained in our products, (b) whether those conflict minerals came from recycled or scrap sources, (c) the smelter or refiner used to process those conflict minerals, or (d) their mine or location of origin.

We did not obtain an independent private sector audit report relating to this CMR because we are not required to obtain such an audit report for this reporting period.

Reasonable Country of Origin Inquiry

We conducted a reasonable country of origin inquiry about the conflict minerals necessary to the functionality or production of products manufactured by us, or contracted to be manufactured for us. Our reasonable country of origin inquiry responds to the second step of the five-step OECD Guidance (defined in the “Due Diligence” section). We conducted a survey of the Component Suppliers using the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (RMI). We used an electronic database to organize and retain supplier responses.

We identified certain suppliers that did not conform with our conflict minerals policy of providing sourcing information to us upon request. We made repeat requests to non-responsive suppliers educating and urging them to submit completed CMRTs. We also undertook additional follow-up with suppliers to obtain more complete information or to clarify responses after considering factors such as the value of our purchases from the supplier, our subjective beliefs about the supplier’s business reputation, the nature of our company’s relationship with the supplier, and the likelihood that the component contained conflict minerals. After taking that additional follow-up into account, we received complete responses from about half of the Component Suppliers.

We analyzed the responses that we received from the Component Suppliers in an effort to determine the country of origin of the necessary conflict minerals in the products that we manufacture or contract for manufacture. Only a small number of the Component Suppliers provided information relating to country of origin, and that information was not sufficiently detailed or product-specific for us to identify the country of origin of the necessary conflict minerals in our products or to indicate whether they were from recycled or scrap sources.

As a result of the responses we received, we were unable to determine that none of our products manufactured or contracted for manufacture during the reporting period contain necessary conflict minerals that originated, or may have originated, in the Democratic Republic of the Congo or an adjoining country (a “Covered Country”) and are not or may not be from recycled or scrap sources. Accordingly, we performed due diligence in an effort to determine the source and chain of custody of the necessary conflict minerals.

Due Diligence

Design of Due Diligence

Our due diligence measures regarding conflict minerals effort have been designed to conform, in all material respects, with the due diligence framework set forth in The Organisation for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016, and the related supplements for tin, tantalum, and tungsten, and for gold (the “OECD Guidance”).

Due Diligence Measures

The due diligence measures we performed are described below.

OECD Step 1. Establish Strong Company Management Systems.

•We maintain a policy regarding the sourcing of conflict minerals, which is publicly available at the following Internet website: www.applied.com/conflictminerals. The content of any website referred to in this CMR is not incorporated by reference in this CMR.
•A multidisciplinary team of associates led our conflict minerals program, including members with legal, regulatory compliance, and supply chain backgrounds.
•Team members meet and discuss progresses and updates on conflict minerals compliance.
•We included conflict minerals compliance expectations in our Supplier Code of Conduct.
•Our standard terms and conditions of purchase reference the Supplier Code of Conduct and require suppliers to conduct conflict minerals due diligence activities and to respond to our inquiries.
•We obtained quarterly certifications from business unit leaders regarding manufacturing activities in order to identify changes in the use of suppliers and components during the year.
•We enable employees, suppliers, and other stakeholders to report concerns relating to our conflict minerals program through our corporate responsibility reporting and grievance mechanism, as described on our conflict minerals website (www.applied.com/conflictminerals).

OECD Step 2. Identify and Assess Risks in the Supply Chain.

•We followed up with suppliers who did not respond to our initial request for information to educate them about the conflict minerals rule and to urge them to submit a completed CMRT.
•We reviewed the CMRT responses we received from suppliers.
•When we determined that suppliers’ CMRT responses contained information we believed was incomplete or potentially inaccurate, we followed up with those suppliers to seek clarification.
•Our conflict minerals team reviewed and assessed the risks in our supply chain.
•Our team provided reports to the company’s senior management members, summarizing the status of our supplier engagement.

OECD Step 3. Design and Implement a Strategy to Respond to Identified Risks.

•We refer our suppliers to our conflict minerals policy, which is posted on our website.
•Our conflict minerals team tracked CMRTs at the mineral level and compared smelters and refiners identified by our suppliers with the list of facilities that have received a “conformant” designation on the RMI website. We then sent follow-up requests to suppliers that identified non-conformant smelters or refiners to encourage suppliers to utilize the Conflict Free Sourcing Initiative website in current and future sourcing decisions.

•Our conflict minerals team analyzed and compared the percentage of conformant smelters or refiners identified in 2024 CMRTs with the percentage of conformant smelters or refiners identified in 2023 CMRTs.
•We reached out to our largest suppliers with a requested certification to obtain their confirmation and commitment as to various regulatory compliance topics and our Supplier Code of Conduct, including conflict minerals.
•During the year, team members briefed, and engaged in dialogue with, senior management members about our due diligence measures and the quality and detail of information provided by suppliers.

OECD Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices.

We do not have direct relationships with smelters or refiners of conflict minerals. Therefore, we do not carry out audits of these facilities. However, we believe that audits of smelters and refiners and other due diligence practices conducted by the RMI or other third parties are the best ways to identify smelters and refiners that have due diligence systems in place that promote responsible sourcing.

OECD Step 5. Report Annually on Supply Chain Due Diligence.

We file a Form SD and CMR with the U.S. Securities and Exchange Commission on an annual basis. This CMR is publicly available at www.applied.com/conflictminerals.

Results of Review

Supplier Responses

•Certain suppliers reported that they manufactured products containing one or more of tin, tantalum, tungsten, and gold. Some of them named smelters and refiners and a few even reported that it was possible that conflict minerals in their products originated in a Covered Country.
•However, supplier responses were typically provided on a company-wide basis, rather than specific to the particular components we purchased.
•Some suppliers cited multiple possible sources of conflict minerals in products they supplied to us but did not provide definitive information by product.
•In some cases, suppliers did not respond or stated they had not yet completed their due diligence on the origin of the conflict minerals in their products because they were continuing to make inquiries of their own suppliers.

Conclusions Relative to Facilities Used to Process, and Country of Origin, of Necessary Conflict Minerals

Because of the lack of sufficiently detailed responses, we were unable to determine (1) whether a particular smelter or refiner named in a response processed the necessary conflict minerals in our products, or (2) the specific country of origin of the necessary conflict minerals in our products.

Efforts to Determine the Mine or Location of Origin

We have determined that the most reasonable effort we can make to determine the mines or locations of origin of the necessary conflict minerals in our products is to seek information from our direct suppliers about the smelters and refiners and the countries of origin of the necessary conflict minerals in our products and to urge that our suppliers do the same with their suppliers.

Steps Taken and to be Taken to Mitigate Risk and Improve Due Diligence

Applied is committed to enhancing our ability to identify, trace, and assess conflict minerals in our supply chain in ways that support human rights, labor, health and safety, environment, and ethics. To that end, we have taken or intend to take the following steps to further refine and improve our due diligence measures and mitigate the risk that our necessary conflict minerals benefit armed groups:

•We continue to seek to refine our product data strategy, including collecting conflict minerals information from our largest suppliers.
•We included conflict minerals compliance expectations in Applied’s Supplier Code of Conduct and posted it on our website. We updated our standard terms and conditions of purchase to require suppliers to comply with our Supplier Code of Conduct, and to make good faith inquiries and provide responses regarding the origin of necessary conflict minerals in their products. A CMRT is included in corporate new supplier packages. A questionnaire is sent to our largest suppliers to obtain their commitment and confirmation as to various compliance topics, including conflict minerals.
•We continue to educate our personnel on requirements of the Conflict Mineral regulations and appropriate due diligence measures.
•We continue to educate and engage our Component Suppliers and encourage them to obtain responses from their suppliers in order to provide the information needed to identify the source and chain of custody of the necessary conflict minerals in our products.
•We continue to refine supplier data by conducting outreach where reported data is incomplete or uncertain and by directing suppliers to reporting resources.
•We continue to require our business unit leaders to report on manufacturing and contracting to manufacture activities quarterly.
•We continue to examine supplier data by comparing smelters and refiners identified by our suppliers with the updated list of facilities that have received a "conformant" designation on the RMI website and send follow-up requests.
•We support the RMI’s ongoing effort to identify and audit all smelters and refiners of conflict minerals.

Forward-Looking Statements

Certain statements contained in this CMR, including those made under the “Steps Taken and to be Taken to Mitigate Risks” section, reflect Applied’s current expectations about the future. Forward-looking statements are often identified by qualifiers, such as “guidance”, “expect”, “believe”, “plan”, “intend”, “will”, “should”, “could”, “would”, “anticipate”, “estimate”, “forecast”, “may”, "optimistic" and derivative or similar words or expressions. Similarly, descriptions of objectives, strategies, plans, or goals are also forward-looking statements. These statements may discuss, among other things, expected growth, future sales, future cash flows, future capital expenditures, future performance, and the anticipation and expectations of Applied and its management as to future occurrences and trends. Applied intends that the forward-looking statements be subject to the safe harbors established in the Private Securities Litigation Reform Act of 1995 and by the Securities and Exchange Commission in its rules, regulations and releases.

All forward-looking statements are based on current expectations regarding important risk factors, many of which are outside the Company’s control. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of those statements should not be regarded as a representation by the Company or any other person that the results expressed in the statements will be achieved. In addition, the Company assumes no obligation publicly to update or revise any forward-looking statements, whether because of new information or events, or otherwise, except as may be required by law. Factors that could adversely affect our future performance include (1) those risk factors described in our Annual Report on Form 10-K for the year ended June 30, 2024, as supplemented by subsequent Quarterly Reports on Form 10-Q, (2) the responsible sourcing of conflict minerals by our suppliers, and (3) the effectiveness of traceability systems used by our suppliers to determine the source and chain of custody of conflict minerals contained in our supply chain.